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                                                                   Exhibit 11.1

                      NEOPROBE CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF NET LOSS PER SHARE



                                                                Three Months Ended
                                                                     March 31,
                                                            1999                   1998
                                                            ----                   ----
Loss attributable to common shareholders                $ (3,119,272)          $ (7,063,612)

Weighted average number of shares outstanding:

Weighted average common shares
 outstanding beginning of period                          22,887,910             22,763,430

Weighted average common shares
 issued during period                                         60,444                 15,847
                                                        ============           ============

Weighted average number of shares outstanding
 used in computing basic net loss per share               22,948,354             22,779,277
                                                        ============           ============

Weighted average number of shares used in
 computing diluted net loss per share                     22,948,354             22,779,277
                                                        ============           ============

Earnings (Net Loss) Per Share:

 Basic                                                  $      (0.14)          $      (0.31)
                                                        ============           ============
 Diluted                                                $      (0.14)          $      (0.31)
                                                        ============           ============